Exhibit 3.4
CERTIFICATE OF TRUST
OF
WHITING USA TRUST I
     THIS Certificate of Trust of Whiting USA Trust I (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
     1. Name. The name of the statutory trust formed by this Certificate of Trust is Whiting USA Trust I.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

The Bank of New York Trust Company, N.A., not in its individual capacity, but solely as trustee of the Trust
By:	/s/ Mike Ulrich
	Name:	Mike Ulrich
	Title:	Vice-President

     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust Company, not in its individual capacity, but solely as trustee of the Trust
By:	/s/ J. Christopher Murphy
	Name:	J. Christopher Murphy
	Title:	Financial Services Officer

3